Exhibit 3.7

OPERATING AGREEMENT OF

SBA TELECOMMUNICATION, LLC

This Operating Agreement (the “Agreement”) of SBA TELECOMMUNICATIONS, LLC, a Florida limited liability company (the “Company”) is made and entered into as of the 31th day of December, 2012 by SBA COMMUNICATION CORPORATION, a Florida corporation (the “Member”).

Article I

Office

1.01 Principal Office. The initial principal office of the Company shall be located at 5900 Broken Sound Parkway, NW, Boca Raton, Florida 33487. The Company shall have such other offices, either within or without the State of Florida, as the Member may designate or as the business of the Company may require.

1.02 Registered Office. The registered office of the Company required by the Florida Limited Liability Company Act (the “Act”) to be maintained in the State of Florida may be, but need not be, identical with the principal office, and may be changed from time to time by the Member. Initially, the registered agent shall be Corporate Creations Network Inc., whose business address is 11380 Prosperity Farms Rd, #221E, Palm Beach Gardens, FL 33410.

Article II

Purpose

2.01 Purpose. Pursuant to Section 608.403 of the Act, the sole purpose for which this Company is organized is for the business of owning, developing, constructing, managing, leasing and/or operating real property and communications towers, rooftop antenna sites, distributed antenna systems and any other types of wireless transmission infrastructure and leasing space thereon to any potential tenants itself or through any subsidiaries or joint ventures or other entities in which it owns equity interests.

Article III

Term

3.01 Term. The Company shall commence immediately upon the signing of this Agreement (the “Effective Date”) and shall continue for a term not to exceed seventy-five (75) years (the “Term”) thereafter unless terminated sooner by operation of law or by this Agreement or reestablished after such primary Term for such additional periods as is determined by the Member.

Article IV

Annual Report

4.01 Annual Report. The Company shall file an annual report with the Florida Department of State on or before May 1 of each calendar year on the form provided by the Florida Department of State.

Article V

Management of the Company

5.01 Management of the Company. The management and control of the Company shall be vested in the Member. The Member shall have full and exclusive authority in the management and control of the Company and shall have all the rights and powers that are otherwise conferred by law or are necessary or advisable for the discharge of its duties and the management of the business and affairs of the Company.

Article VI

Capital Contributions and Liability of Members

6.01 Contribution of Member. The Member shall contribute to the Company, as a capital contribution, the amount set forth next to its name on Exhibit A annexed hereto. The contribution shall be contributed within 30 business days after the execution of this Agreement.

6.02 Limited Liability of Members. The liability of the Member shall be limited to the required Capital Contribution pursuant to Section 6.01. The Member shall not have any other liability to contribute money to, or in respect of the liabilities or obligations of, the Company nor shall the Member be personally liable for any obligations of the Company.

Article VII

Profits and Losses; Distribution to Member

7.01 Income Tax Allocations. It is the intent of the Member that for income tax purposes only, the Company be disregarded as an entity in accordance with the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and any applicable state income (or franchise) tax code and regulations, such that the assets, liabilities, income and expenses of the Company shall be treated (for income tax purposes only) as the assets, liabilities, income and expenses of the Member. This provision shall have no effect on the rights of or liabilities to any Person and shall have no effect other than for income tax purposes. In the event one or more additional members are admitted to the Company, this Agreement shall be amended to include appropriate provisions for allocations of income tax items.

7.02 Net Cash Flow. The Member may make distributions of the net cash flow of the Company in its discretion.

7.03 Limitation. Expect in the case of liquidation of the Company, at the time of a distribution of net cash flow, the Company must have available to it unencumbered cash funds sufficient for the distribution after taking into account the amounts needed for a reasonable reserve for continuing the conduct of the business of the Company and for normal working capital and provided that the distribution would not impair the capital of the Company as described in Section 608.426 of the Act.

Article VIII

Additional Members

8.01 Additional Members. Additional members may be admitted to the Company upon the written consent of the Member. In the event one or more additional members are admitted to the Company, this Agreement shall be amended and restated to include appropriate provisions for allocating income tax items and such other provisions deemed necessary by the members for the proper governance of the Company.

Article IX

Amendments to Agreement

9.01 Amendments to Agreement. This Agreement may be altered, amended or repealed and a new Agreement may be adopted only with the written consent of the Member.

Article X

Banking, Fiscal Year, Books, Records, and Reports

10.01 Banking. All funds of the Company shall be deposited in its name in such financial institutions and such accounts as may be designated by the Member. All withdrawls therefrom are to be made upon the signature of the Member or such other signatures as may be designated by the Member. There shall be no commingling of the funds of the Company with the funds or assets of any other person or entity or invested for purposes other than the Company’s purposes. All drafts and other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company, shall also be signed by the Member or such other signatures as shall be designated by the Member.

10.02 Books, Records and Reports. The Company books shall be closed and balanced at the end of each fiscal year. Each of the parties to this Agreement hereby covenants and agrees to cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said books. The Member and its duly authorized representatives shall, at any reasonable time during regular business hours, have access to and may inspect and copy any of such books or records at the offices of the Company. The Company will furnish annual financial statements to the Member within thirty (30) days of the calendar year end.

Article XI

Dissolution

11.01 Dissolution of Company. The term of the Company shall begin on the Effective Date and shall be dissolved and its business shall terminate upon the earliest occurrence of the expiration of its Term, its bankruptcy or any of the events described in Section 608.441 of the Act (or a successor provision in the Act), unless, pursuant to Section 608.441, all of the then members consent in writing to continue the business of the Company. The Company shall continue to exist after the happening of any of the foregoing events solely for the purpose of winding up its affairs in accordance with the Act.

11.02 Procedure of Liquidation. Upon termination and liquidation of the Company, the Company’s assets shall be applied and distributed as follows:

(a) first, to satisfy the liabilities and obligations of the Company, other than liabilities or obligations to the Member;

(b) second, to satisfy the liabilities and obligations of the Company to the Member; and

(c) finally, to the Member.

Article XII

Miscellaneous

12.01 No Personal Liability. The Member shall not be required to assume or bear any personal obligation or liability with regard to any purchase or sale of property on behalf of the Company, nor shall the Member be liable for any damages, costs, expenses, fines or penalties relating to or arising out of such property transactions. The Member shall not be liable for any loss, liability, expense or damage occasioned by its acts or omission in good faith and, in any event, the Member shall be liable only for its own willful misconduct or gross negligence, but not for honest errors of judgment. The Member shall be held harmless and fully indemnified by the Company for acting on its behalf in any property transaction.

12.02 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of any part of this Agreement.

12.03 Severability. Every provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, the illegality or invalidity shall not affect the validity of the remainder of this Agreement.

12.04 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Florida.

12.05 Parties in Interest. Every covenant, term, provision, and agreement in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

12.06 Number and Gender. Where the context so indicates, the masculine shall include the feminine and neuter, the singular shall include the plural and “person” shall include a corporation and other entities.

IN WITNESS WHEREOF, the parties have hereunto set their hands effective the day and year first above written

MEMBER: SBA Communications Corporation, a Florida corporation

By:	/s/ Thomas P. Hunt
Thomas P. Hunt, Senior Vice President and General Counsel

EXHIBIT A

Member

Name	Mailing Address	Membership Interest	Capital Contribution
SBA Communication Corporation	5900 Broken Sound Pkwy. Boca Raton FL 33487	100%	$10.00